CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statements of Additional Information, each dated December 30, 2025, and each included in this Post-Effective Amendment No. 167 on the Registration Statement (Form N-1A, File No. 33-19229) of SSGA funds (the “Registration Statement”).

We also consent to the incorporation by reference of our reports, dated October 21, 2025, with respect to State Street S&P 500 Index Fund and State Street International Stock Selection Fund (two of the funds constituting SSGA funds) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended August 31, 2025, into this Registration Statement filed with the Securities and Exchange Commission.

Boston, Massachusetts
December 18, 2025